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                                 EXHIBIT 5

                        WARNER NORCROSS & JUDD LLP
                             ATTORNEYS AT LAW
                           900 OLD KENT BUILDING
                           111 LYON STREET, N.W.
                     GRAND RAPIDS, MICHIGAN 49503-2489

                         TELEPHONE (616) 752-2000
                            FAX (616) 752-2500

                             October 30, 1996


Board of Directors
Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801

          Re:  DIVIDEND REINVESTMENT PLAN

Gentlemen:

          We have acted as counsel to Firstbank Corporation (the "Corporation") in connection with the Registration Statement under the Securities Act of 1933, on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering 100,000 shares of Common Stock of the Corporation for the sale to its shareholders pursuant to the Firstbank Corporation Dividend Reinvestment Plan. We are familiar with the corporate actions taken by the Board of Directors of the Corporation authorizing the registration and offering of such shares, and we have examined such documents for the purpose of furnishing this opinion.

          It is our opinion that the 100,000 shares of Common Stock being offered by the Corporation as described in the Registration Statement, upon delivery thereof and payment therefor in accordance with the terms stated in the Registration Statement will be legally issued, fully paid and nonassessable.

          We hereby consent to reference to us in the Registration Statement and to the filing of this opinion and consent as an exhibit to the Registration Statement.


                                   Sincerely,

                                   /s/ Shane B. Hansen

                                   Shane B. Hansen